UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2007

STAKTEK HOLDINGS, INC

(Exact name of registrant as specified in its charter)

Delaware	333-110806	56-2354935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8900 Shoal Creek Boulevard, Suite 125 Austin, TX	78757
(Address of principal executive offices)	(Zip Code)

(512) 454-9531

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 21, 2007, Staktek Holdings, Inc. (“Staktek”), Shula Merger Sub, Inc. and wholly owned subsidiary of Staktek (“Merger Sub”) and Southland Micro Systems, Inc. (“Southland”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), under which Merger Sub will be merged with and into Southland (the “Merger”), with Southland continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Staktek.

Under the Merger Agreement, Staktek will acquire all of the outstanding ownership interests in Southland. The compensation paid by Staktek at the effective time of the Merger (the “Effective Time”) for all outstanding shares of Southland will be approximately $18 million in cash subject to adjustment as described below. Staktek will also assume approximately $5 million of Southland’s indebtedness. The aggregate Merger consideration may be increased or decreased based on the difference of Southland’s actual working capital as compared to its estimated working capital.

In addition to the Merger consideration described above, Staktek has agreed to pay an additional $7 million to the shareholders of Southland, based upon the achievement of certain financial growth goals during the period from the Effective Time through the month following the second anniversary of the Effective Time (the “Earnout”). The Earnout is payable in two installments and can be paid in any combination of cash or shares of Staktek common stock, at the Southland shareholder representative’s election.

The Merger Agreement contains representations, warranties and indemnities customary for transactions of this type. The Merger consideration payable at the Effective Time will be reduced by $5 million, which amount will serve as an escrow fund to satisfy any working capital adjustments and indemnification obligations of Southland and its shareholders.

The Merger Agreement may be terminated prior to the Effective Time by: (a) mutual agreement of the parties, (b) by either party if the Merger has not occurred prior to December 31, 2007, (c) by either party if less than 95% of the Southland shareholders shall have approved the Merger Agreement, including resulting from the revocation of their previous approval, (d) by Staktek if representations and warranties of Southland and the Southland shareholders are inaccurate, subject to certain cure provisions, or (e) by Southland if Staktek’s representations and warranties are inaccurate, subject to certain cure provisions. If there is a termination resulting from (c) or (d) in the preceding sentence, Southland will be obligated to pay Staktek $1 million plus Staktek’s actual expenses and fees resulting from this transaction.

A copy of the Merger Agreement will be attached as an exhibit to Staktek’s Form 10-Q for the quarter ended September 30, 2007.

Item 7.01.	Regulation FD Disclosure

On August 21, 2007, Staktek issued a press release announcing the Merger and the Merger Agreement. A copy of the press release is attached as Exhibit 99.1.

On August 21, 2007, Staktek held a conference call to discuss the acquisition of Southland. A copy of the transcript of this call is attached as Exhibit 99.2

Information Not “Filed”

The information in this Form 8-K and the Exhibits attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated August 21, 2007, announcing the merger agreement with Southland Micro Systems

99.2	Transcript of Staktek Holdings’ August 21, 2007 Conference Call regarding the merger agreement with Southland Micro Systems

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAKTEK HOLDINGS, INC.

Date: August 23, 2007
	By:	/s/ Stephanie Lucie
Stephanie Lucie
SVP, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated August 21, 2007 announcing the merger agreement with Southland Micro Systems

99.2	Transcript of Staktek Holdings’ August 21, 2007 Conference Call regarding the merger agreement with Southland Micro Systems